SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

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BNS Co.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BNS Co.

200 Frenchtown Road, Suite 2
North Kingstown, Rhode Island 02852
Telephone: (401) 886-7404
Fax: (401) 886-7407

November [    ], 2002

To the Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders of BNS Co. to be held on Thursday, December 19, 2002, at 10:00 a.m. at the Company’s corporate offices, 200 Frenchtown Road, Suite 2, North Kingstown, Rhode Island.

The accompanying formal Notice of Special Meeting of Stockholders and Proxy Statement contain the items of business expected to be considered and acted upon at the meeting, namely an increase in the number of Company shares available under the 1999 Equity Incentive Plan from 360,000 shares to [            ] shares of Common Stock and the issue of up to the amount of said increase to Andrew C. Genor, the Company’s President and Chief Executive Officer in shares of Class A Common Stock (in the form of “restricted stock” for federal tax purposes) in payment of all obligations owed to him under his 1999 Change-In-Control Agreement with the Company dated August 31, 1999, as amended by an Amendment dated November [    ], 2002.

There are only 124,645 shares available for issuance under the 1999 Equity Incentive Plan so that an amendment increasing the number of shares available is required in order to issue shares of restricted stock to Mr. Genor. Any balance of said increase in shares under the 1999 Equity Incentive Plan not so issued to Mr. Genor will not be available for issuance for any other purpose without further vote of the Stockholders.

The Company’s obligations to Mr. Genor under his amended Change-In-Control Agreement were triggered by the Company’s sale of its Metrology Business to Hexagon AB in April 2001.

The Company’s obligations to Mr. Genor were approximately $[                    ] at October 31, 2002. The issue of restricted stock to Mr. Genor in satisfaction of these obligations will eliminate a liability presently on the Company’s balance sheet and will therefore increase the amount of surplus available for dividends, under the Delaware General Corporation Law. In the event of stockholder approval of the increase in shares available under the 1999 Equity Incentive Plan and the issue of shares of restricted stock to Mr. Genor in satisfaction of the Company’s obligations to him under his 1999 Change-In-Control Agreement, as amended, the Company intends to declare a special dividend distribution to holders of outstanding stock, including the restricted shares to be issued to Mr. Genor, out of as much of the Company’s net surplus as is considered prudent by the Board. The Company expects, if the special dividend distribution is paid in year 2002, that it will not have any “earnings and profits” for federal income purposes, either on a cumulative or current 2002 year basis, and accordingly, any such special dividend distribution to all stockholders (other than holders of restricted stock) will not be taxable as ordinary income but will be treated as a return of capital to the extent of basis and thereafter taxed at capital gains rates, either long or short term capital gains as the case may be. The foregoing intention with respect to the contemplated dividend distribution is, of course, subject to compliance at the time with applicable legal and accounting requirements as determined by the Board of Directors. While no assurance can be given as to when, or whether, the Board of Directors will declare a dividend distribution or the amount of any such dividend distribution, this is the present intention of the Board, as described in this Proxy Statement.

We hope you will be able to attend the meeting, but if you cannot do so, it is important that your shares be represented. Accordingly, whether or not you plan to personally attend the meeting, we urge you to mark, sign, date, and promptly return the enclosed proxy card in the return envelope.

Sincerely yours,

Kenneth N. Kermes
Chairman of the Board

BNS Co.

200 Frenchtown Road, Suite 2
North Kingstown, Rhode Island 02852
Telephone: (401) 886-7404
Fax: (401) 886-7407

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS

Notice is hereby given to the stockholders of BNS Co. (formerly known as Brown & Sharpe Manufacturing Company prior to a corporate name change in April 2001) that a Special Meeting of Stockholders will be held on [Thursday, December 19, 2002,] at 10:00 a.m. at the Company’s corporate offices, 200 Frenchtown Road, Suite 2, North Kingstown, Rhode Island, for the following purposes:

1.  To amend the Company’s 1999 Equity Incentive Plan to increase the aggregate number of shares of Class A Common Stock or Class B Common Stock which may be delivered under the Company’s 1999 Equity Incentive Plan from 360,000 to [            ], subject in each case to adjustment under Section 8.6 of the Plan for stock splits and the like, and to issue up to the amount of said increase in shares of Class A Common Stock in the form of “restricted stock” (for federal tax purposes) under a Restated Stock Agreement to Andrew C. Genor, the Company’s President and Chief Executive Officer, in payment of all obligations owed to him under a Change-In-Control Agreement dated as of August 31, 1999, as set forth in an Amendment to the 1999 Change-In-Control Agreement dated November [    ], 2002, all as set forth in the accompanying Proxy Statement.

2.  To consider and vote upon matters incident to the conduct of the Special Meeting that may properly come before the Special Meeting or any adjournment or postponements thereof.

Only stockholders of record of the Company at the close of business on November [    ], 2002 will be entitled to receive notice of and to vote at the Special Meeting of Stockholders or any adjourned session of Stockholders. A list of all stockholders of record as of November [    ], 2002 will be open for inspection at the Special Meeting of Stockholders.

In the event you cannot attend the Annual Meeting in person, please complete and sign and date, and promptly return the enclosed Proxy in the accompanying post-paid envelope so that your shares of Company stock may be represented at the Special Meeting.

By Order of the Board of Directors,

Elisa DePina
Secretary

North Kingstown, Rhode Island
November [    ], 2002

BNS Co.

200 Frenchtown Road, Suite 2
North Kingstown, Rhode Island 02852
Telephone: (401) 886-7404
Fax: (401) 886-7407

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [DECEMBER 19, 2002]

General

This Proxy Statement and the accompanying Proxy is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of BNS Co. (the “Company”) for use at the Company’s Special Meeting of Stockholders (the “Special Meeting”) to be held at the Company’s corporate offices, 200 Frenchtown Road, Suite 2, North Kingstown, Rhode Island, on [Thursday, December 19, 2002,] at 10:00 a.m., and at any adjournments thereof. The approximate date this Proxy Statement is being mailed to stockholders is November [    ], 2002.

Stockholders Who May Vote

Stockholders of record at the close of business on [            ], November [    ], 2002, are entitled to receive notice of and to vote at the Annual Meeting. On that date, the Company had [        ] shares of common stock outstanding comprised of [        ] shares of Class A Common Stock, $.01 par value (the “Class A Stock”) and [        ] shares of Class B Common Stock, $.01 par value (the “Class B Stock” and together with the Class A Stock, the “Common Stock”). The Company’s Certificate of Incorporation provides that each share of Class A Stock outstanding on the record date entitles the holder thereof to one vote and each share of Class B Stock outstanding on the record date entitles the holder thereof to ten votes except as otherwise provided by law or by the Certificate of Incorporation. Except as may otherwise be provided by law or the Certificate of Incorporation, all actions submitted to a vote of the stockholders at the meeting will be voted on by the holders of Class A Stock and Class B Stock voting together as a single class.

All share numbers and related stock or option grant prices have been adjusted to give effect to the one-for-five reverse stock split effective May 10, 2001.

How to Vote

You may vote by proxy or in person by ballot at the meeting. If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy to vote your shares. To vote by proxy, please complete, sign, date and return your Proxy Card in the enclosed postage-paid envelope or if you are a registered shareholder, you may also vote by telephone or internet as described under “Telephone and Internet Voting” below.

How Proxies Work

Each valid proxy in the enclosed form that is received by the Company will be voted by the persons named therein. With respect to Item 1, the sole proposal to amend the Company’s 1999 Equity Incentive Plan to increase the aggregate number of Class A Stock or Class B Stock that may be delivered under the 1999 Equity Incentive Plan from 360,000 to [            ] and to issue up to the amount of said increase in shares of Class A Stock in the form of “restricted stock” (for federal tax purposes) to Andrew C. Genor, the Company’s President and Chief Executive Officer, in payment of all obligations owed to him under his Change-In-Control Agreement dated as of

August 31, 1999, as amended by an Amendment dated November [    ], 2002 (the “Genor Change-In-Control Agreement”), all shares represented by a proxy will be voted FOR such proposal, unless the proxy specifies that it should be voted against the proposal or not voted at all. The proxy also gives the Board discretionary authority to vote the shares represented thereby on any matter incident to the conduct of the Special Meeting that may properly come before the Special Meeting, and any adjournment or postponement thereof.

Required Vote

Consistent with Delaware law and as provided under the Company’s By-Laws, the holders of shares entitled to cast a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Special Meeting will be tabulated by persons appointed by the Board of Directors to act as Judges of Election for the meeting as provided by the Company’s By-Laws.

A majority of the votes properly cast on the matter is necessary to approve the actions proposed in Item 1, as well as any other matter incident to the conduct of the Special Meeting, except where applicable law or the Company’s Certificate of Incorporation or By-Laws require otherwise. The holders of Class A Stock and the Class B Stock will vote together as a single class with respect to the actions proposed in Item 1 as well as any other matter incident to the conduct of the Special Meeting.

The Judges of Election will count the total number of votes cast FOR approval of each proposal for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares represented at the Special Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not treated as a vote for or a vote against any of the proposals to which such abstentions or broker non-votes applies.

Telephone and Internet Voting

Registered shareholders can vote their shares via (i) a toll-free telephone call from the U.S. and Canada; (ii) the internet; or (iii) by mailing their signed Proxy Card. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any registered shareholder interested in voting via telephone or the internet are set forth on the enclosed Proxy Card. Stockholders who hold their shares in street name will need to contact their broker or other nominee to determine whether they will be able to vote by telephone or electronically.

Cost of Solicitation of Proxies

The entire expense of solicitation of proxies will be borne by the Company. The Company has engaged the services of [Georgeson Shareholder                            ] to assist in the solicitation of proxies for a fee not to exceed $[6,000] plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, directors, officers, and employees of the Company may solicit in person, by telephone, facsimile, or telegram. The Company will reimburse persons holding stock for others in their names or in nominee names for their reasonable expenses in sending soliciting material to the beneficial owners of common stock.

Revoking a Proxy

Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder personally attending the Special Meeting may also revoke his or her proxy and vote his or her shares of stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and the accompanying Letter to Stockholders contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Among other things, the forward-looking statements relate to intentions to declare a special dividend distribution to stockholders, the amount of available surplus and the Company’s earnings. In addition, forward-looking statements may be included in various other Company documents to be issued in the future and various oral statements by Company representatives to security analysts and investors from time to time. Such statements are not guarantees of future performance and are subject to various risks and uncertainties and actual performance or results could differ materially from that currently anticipated by the Company.

ITEM 1.

PROPOSAL TO ADOPT AN AMENDMENT TO THE
1999 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES
OF COMMON STOCK WHICH MAY BE DELIVERED UNDER THE PLAN FROM
360,000 TO [                ] AND TO ISSUE UP TO SAID INCREASE IN SHARES OF CLASS A
STOCK IN THE FORM OF “RESTRICTED STOCK” (FOR FEDERAL TAX PURPOSES) TO THE
COMPANY’S PRESIDENT AND CHIEF EXECUTIVE OFFICER IN PAYMENT OF ALL
OBLIGATIONS OWED TO HIM UNDER HIS CHANGE-IN-CONTROL AGREEMENT DATED
AUGUST 31, 1999 AS AMENDED

Background Context for the Proposed Amendment to the 1999 Equity Incentive Plan and the Issue of Shares to Mr. Genor

The sale of the Company’s Metrology Business to Hexagon AB (“Hexagon”) in April 2001 triggered certain payments to Mr. Genor under the Genor Change-In-Control Agreement. At October 31, 2002, the Company’s aggregate obligation to Mr. Genor under that agreement totaled approximately $[        ]. Subject to stockholder approval of the matters described in this Item 1, Mr. Genor and the Company have agreed that the Company will issue to Mr. Genor up to [    ] shares of Class A “restricted stock” (for federal tax purposes) in satisfaction of the Company’s obligations under the Genor Change-In-Control Agreement, all as further described below.

The issue of restricted stock to Mr. Genor in satisfaction of these obligations will eliminate a liability presently on the Company’s balance sheet and will therefore increase the amount of surplus available for dividends under the Delaware General Corporation Law. In the event of stockholder approval of the increase in shares available under the Plan and the issue of shares of restricted stock to Mr. Genor in satisfaction of the Company’s obligations to him under the Genor Change-In-Control Agreement, the Company intends to declare a special dividend distribution to holders of outstanding stock, including the restricted shares to be issued to Mr. Genor, out of as much of the Company’s net surplus as is considered prudent by the Board.

The Company expects that if a dividend distribution is paid in year 2002, that it will not have any “earnings and profits” for federal income purposes, either on a cumulative or current 2002 year basis and accordingly, any such special dividend distribution to all stockholders (other than holders of restricted stock – see “Restricted Stock Awards to the Company’s President and Chief Executive Officer” elsewhere in this Proxy Statement) will not be taxable as ordinary income but will be treated as a return of capital to the extent of basis and thereafter taxed at capital gains rates, either long or short term capital gains as the case may be. If $[            ] were distributed as a special dividend by the Company, this would result in a dividend of $[    ] per share based on [        ] shares outstanding (assuming for purposes of this illustration that [        ] shares of restricted stock are issued to Mr. Genor as contemplated by this Proposal.) The foregoing intention with respect to the contemplated dividend distribution is subject to compliance at the time with applicable legal and accounting requirements as determined by the Board of Directors. While no assurance can be given as to when, or whether, the Board will declare a dividend distribution or the amount of any such dividend distribution, this is the present intention of the Board.

In order to have sufficient shares available under the 1999 Equity Incentive Plan to issue the necessary amount of shares of restricted stock to Mr. Genor, an amendment to increase the number of shares available under that Plan is needed as the first step.

Background Information on the 1999 Equity Incentive Plan

The Company has for many years utilized stock options and other stock-based awards as part of its overall management incentive compensation programs. On April 30, 1999, the Company’s stockholders approved the Plan. The Plan permits the granting of a variety of stock and stock-based awards and related benefits including stock options, restricted and unrestricted stock, rights to receive cash or shares on a deferred basis or based on performance, rights to receive cash or shares with respect to increases in the value of the Common Stock, cash payments sufficient to offset the federal, state, and local ordinary income taxes of participants resulting from transactions under the Plan, and loans to participants in connection with awards, all as more fully described below. The eligibility criteria are intended to encompass the officers and other key employees of the Company and its subsidiaries as well as certain other key persons, including directors of the Company and consultants who are in a position to make significant contributions to the success of the Company.

The purpose of the Plan is to provide the Company with flexibility in designing and providing incentive compensation for key employees and other participants under the Plan in order to attract and retain employees who are in a position to make significant contributions to the success of the Company and its subsidiaries, to reward employees and other participants for such contributions, and to encourage employees and other participants to take into account the long term interests of the Company through ownership of the Company’s Common Stock. The Plan permits the award of Class A Stock or Class B Stock, and all references to Common Stock in the following description will refer to such Class A Stock or Class B Stock.

In April 2002, an aggregate of 75,715 restricted shares of Class A Stock were issued under the Plan to the directors of the Company as retainer compensation. See “Director Compensation” elsewhere in this Proxy Statement.

At the Company’s Annual Meeting, which was held on June 7, 2002, a proposal to increase the number of shares of Class A and Class B Stock available under the Plan from 360,000 to 660,000 shares was defeated. At the time that proposal was made, the Board of Directors had made no specific determination as to how the proposed additional shares would be used.

The purpose of the proposal presented at this Special Meeting is solely to issue up to said increase in shares of Class A Stock in the form of “restricted stock” by the Company (for federal tax purposes) to the Company’s President and Chief Executive Officer solely to satisfy a cash obligation owed to him under the Genor Change-In-Control Agreement. As discussed above, the issue of restricted stock to Mr. Genor in satisfaction of this obligation will eliminate a liability presently on the Company’s balance sheet and will therefore increase the amount of surplus available for dividends under the Delaware General Corporation Law. The balance of the increase in shares will not be available for issuance for any other purpose without the further approval of stockholders. Because the purpose of this proposal is to use the shares solely to satisfy the Company’s obligations to Mr. Genor under the Genor Change-In-Control Agreement, thereby increasing the amount of surplus available for dividends, the Company’s Board of Directors believes that the Amendment to the Plan and resulting issue of shares of restricted stock to Mr. Genor is in the best interest of the Company and its stockholders.

Proposed Amendment to 1999 Equity Incentive Plan

On November [    ], 2002, the Board of Directors approved, subject to stockholder approval, an amendment to the Plan, a copy of which is included in Annex A to this Proxy Statement and is incorporated by reference herein (the “Amendment”). The proposed Amendment would increase the number of shares reserved and

available for issuance under the Plan from 360,000 to [            ] and up to said increase in shares would be issued to Andrew C. Genor, the Company’s President and Chief Executive Officer, in the form of Class A “restricted stock” (for federal tax purposes) in payment of all obligations owed to him under the Genor Change-In-Control Agreement. If any of the [        ] shares included in the proposed increase to the number of shares available under the Plan are not used for the payment of obligations to Mr. Genor under the Genor Change-In-Control Agreement, the balance of the shares will not be used for any other purpose without the further approval of the Company’s stockholders.

Subject to adjustment for stock splits and similar events, the total number of shares of Common Stock that can be issued under the Plan is 360,000 shares. If this Proposal is approved, this will be increased to [            ] shares, subject to adjustment for stock splits and similar events. If any award under the Plan, other than any award of the additional shares subject to this Proposal, which requires exercise by the participant for delivery of Common Stock terminates without having been exercised in full, or if any award payable in Common Stock or cash, other than any award of the additional shares subject to this Proposal, is satisfied in cash rather than Common Stock, the number of shares of Common Stock as to which such award was not exercised or for which cash was substituted, shares of restricted stock that have been forfeited, shares held back in satisfaction of the exercise price of tax withholding requirement, will be available for future grants. With respect to the [            ] shares subject to this Proposal, if such shares are not issued to Mr. Genor in connection with the satisfaction of the Company’s obligations under the Genor Change-In-Control Agreement, such shares will not be issued for any other purposes without further stockholder approval.

At November [    ], 2002, 235,355 shares had been issued under the Plan and there are no outstanding options, leaving a balance of 124,645 shares that may be the subject of future options grants or other awards under the Plan without giving effect to the Amendment. As of the date of this Proxy Statement, there has been no determination by the Board of Directors or the Compensation and Nominating Committee with respect to future awards under the Plan other than to Mr. Genor as described above and no other awards under the Plan are presently contemplated. Approximately 13 persons, including seven non-employee directors, one executive officer, and one other elected officer of the Company were eligible to participate in awards under the Plan. Key persons who are not employees may also be granted awards under the Plan.

On November [    ], 2002, the last reported trade of the Company’s Class A Stock on the OTC Bulletin Board was $[        ] a share. The Company’s Class A Stock is also listed on the Boston Stock Exchange.

Description of the Plan

General.    The proceeds received by the Company from issuances of stock under the Plan will be used for general corporate purposes. Shares issued under the Plan may be authorized, but unissued shares, or shares re-acquired by the Company. No fractional shares of Common Stock may be delivered under the Plan.

The Plan: (i) does not permit the “repricing” of options, i.e., does not permit the grant of options at a lower price in exchange for the cancellation of higher priced options; and (ii) does not permit the grant of options at exercise prices less than the fair market value of the Common Stock on the effective date of the grant of the option. The Plan permits the award of performance options with accelerated vesting triggered by the achievement of certain Company stock price levels.

Administration; Eligible Participants; Share Limits.    The Plan is administered by the Compensation and Nominating Committee of the Board (the “Committee”). At least two members of the Committee must be “non-employee directors”, as that term is defined under rules promulgated by the Securities and Exchange Commission, and “outside directors”, as defined in Section 162(m) of the Internal Revenue Code (the “Code”). If any member of the Committee is not an outside director, or a non-employee director, a sub-committee (the “Sub-Committee”) consisting solely of the non-employee directors and outside directors will administer the Plan in connection with awards to “officers” of the Company within the meaning of Section 16(b) of the Securities

Exchange Act of 1934 or with respect to any award intended to be exempt under Section 162(m)(3) of the Code. References to the Committee also mean the Sub-Committee. All members of the Committee serve at the pleasure of the Board.

The Plan became effective on the date that it was approved by the stockholders of the Company, and no awards may be granted under the Plan after February 11, 2009.

The Committee has full power to select, from among the employees of the Company and any subsidiary and other key persons eligible for awards (including Directors of the Company or any subsidiary), the individuals to whom awards will be granted, to make any combination of awards to any participants, to determine the specific terms of each grant, waive compliance with any term or condition of a grant, and with the consent of the employee, substitute one grant for another, subject to the provisions of the Plan. The Committee has the express power to award performance options with accelerated vesting triggered by the achievement of certain Company stock price levels.

The Committee may not, however, reduce the exercise price of any option after the date of grant (i.e., no option “repricing”) or grant options, restricted stock, or other stock awards with an exercise price of less than fair market value as of the effective date of the grant.

The Plan provides that the maximum number of shares for which options, stock appreciation rights or performance awards may be awarded to any participant under the Plan in any one year period is, in the case of each form of award, 70,000 and that the maximum amount of cash incentives payable to any participant in any calendar year under the Plan will not exceed $500,000. No one year maximum applies in the case of awards of Restricted Stock (described below).

The number of shares delivered under an award are determined net of any previously acquired shares that are tendered by the participant in payment of the award.

Stock Options.    The Equity Incentive Plan permits the granting of options that qualify as incentive stock options under the Code (“incentive options” or “ISOs”) and stock options that do not so qualify (“non-statutory options”). The option exercise price of each option shall be determined by the Committee but shall not be less than 100% of the fair market value of the shares on the effective date of grant (110% in case of ISOs granted to a ten percent stockholder).

The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. If desired the Committee may provide for vesting prior to the date the option becomes exercisable. The Committee may in its discretion provide that upon exercise of an option, instead of receiving shares free from restrictions under the Plan, the participant will receive shares of Restricted Stock or Deferred Stock awards. Also, if the market price of the Common Stock subject to an option exceeds the exercise price of the option at the time of exercise, the Committee may in its discretion and upon request by an employee, cancel the option and pay to the employee an amount in cash equal to the difference between the fair market value of the Common Stock which would have been purchased pursuant to the exercise (determined on the date the option is cancelled) and the aggregate exercise price which would have been paid. The Committee may provide that upon the exercise of an award through the tender of previously owned shares of Common Stock, the participant exercising the award will automatically receive a new award of like kind covering the number of shares of Common Stock tendered in payment of the exercise price of the first award.

The exercise price of options granted under the Plan must be paid in full in cash or by check or other instrument acceptable to the Committee or if the terms of the option permit (or for a nonstatutory option, if the Committee permits at or after the grant of the option), by shares of Common Stock, which have been held for at least six months (unless the Committee approves in any instance a shorter period); by a promissory note payable on terms acceptable to the Committee; by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or by any combination of the foregoing, provided that the par value must be paid in cash, check, or other instrument acceptable to the Committee.

In the event of termination of employment by reason of death or total or permanent disability, all options then not exercisable shall accelerate and vest at such date. If an optionee terminates employment for any reason other than death or total or permanent disability, all options not then exercisable shall terminate.

In the event of termination of employment by reason of retirement at or after age 60 with the consent of the Company, or upon total and permanent disability, or death, an option will thereafter be exercisable for one year but not later than the date the option would have terminated if the participant had remained an employee. If an optionee terminates employment by reason of such retirement or total and permanent disability and thereafter dies while the option is still exercisable, the option will be exercisable for one year from that date but not later than the date on which the award of the option would have terminated if the participant had remained an employee (or earlier date established by the Committee). If an optionee terminates employment for any reason other than such retirement, total and permanent disability, or death, his or her options, to the extent then exercisable, will remain exercisable for three months following termination or until the date on which the award of the option would have terminated if the participant had remained an employee, whichever is earlier.

If employment was terminated for cause, any options that were so exercisable shall terminate.

Unless the Committee expressly provides otherwise, a participant’s employment or other service relationship with the Company and its subsidiaries will be deemed to have ceased, in the case of an employee Participant, upon the termination of the Participant’s employment with the Company or its subsidiaries (whether or not the Participant continues in the service of the Company or its subsidiaries in some capacity other than that of an employee of the Company or its subsidiaries), and in the case of any other Participant, when the service relationship in respect of which the award was granted terminates (whether or not the Participant continues in the service of the Company or its subsidiaries in some other capacity).

To qualify as incentive options, options must meet additional federal tax requirements, including limits on the value of shares subject to incentive options granted annually to any participant, a shorter exercise period after termination in some cases, and higher minimum exercise price in the case of certain large stockholders.

Stock Appreciation Rights.    The Committee may also grant stock appreciation rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of unrestricted Common Stock, Restricted Stock, or Deferred Stock awards (as determined by the Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. Stock appreciation rights may be granted separately from or in tandem with the grant of an option. In the case of stock appreciation rights granted in tandem with options, each stock appreciation right will be exercisable only at such time or times, and to the extent that the related option is exercisable and will terminate upon the termination or exercise of any accompanying option. The accompanying option will terminate upon the exercise of the related stock appreciation right. The grant of stock appreciation rights under current accounting rules is not likely.

In the event of the termination of an employee holding a stock appreciation right, the exercisability of such right will be treated in the same manner as a nonstatutory option, such treatment being more fully described above.

Restricted Stock and Unrestricted Stock.    The Committee may also award shares of Common Stock subject to such conditions and restrictions (including forfeiture restrictions) as the Committee may determine

(“Restricted Stock”). The Committee may also grant shares which are free from any restrictions (“Unrestricted Stock”).

The Committee may require that a recipient of Restricted Stock award enter into a restricted stock agreement setting forth the terms and conditions of the award and making payment of the purchase price. The Committee may at any time accelerate the dates on which the restrictions will lapse or waive the restrictions. Generally, shares of Restricted Stock are non-transferable and if a participant terminates employment for any reason except retirement prior to the lapse or waiver of the restrictions, the participant must resell to the Company the shares of Restricted Stock for the amount paid, or forfeit them if no cash was paid. Prior to the lapse of restrictions on the shares, the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted Stock.

As described above, if this Proposal is approved by stockholders, the Company will issue Mr. Genor up to [        ] shares of Class A Restricted Stock in satisfaction of all of the Company’s obligations under the Genor Change-In-Control Agreement. The shares of Class A Restricted Stock issued to Mr. Genor will be subject to forfeiture in favor of the Company, under provisions which lapse as specified in the terms of a restricted stock agreement between the Company and Mr. Genor, but he will be entitled to voting rights and dividend rights, including the contemplated special dividend distribution (when and if declared prior to any forfeiture of the shares). See “Employment, Severance and Other Agreements” elsewhere in this Proxy Statement.

Deferred Stock.    The Committee may also make deferred stock awards under the Plan (“Deferred Stock Awards”). These are awards entitling the recipient to receive shares of Common Stock on one or more installments at a future date or dates, and on such conditions as determined by the Committee. Except as otherwise specified in the grant or agreed to by the Committee, all such rights will terminate upon the participant’s termination of employment. The Committee may at any time accelerate the time at which delivery of all or any part of the shares will take place.

Performance Awards.    The Committee may also grant awards based on certain performance criteria (“Performance Awards”) entitling the recipient to receive shares of Common Stock or cash in such combinations as the Committee may determine. Payment of the award may be conditioned on achievement of individual, departmental, or any other category of performance goals over a fixed or determinable period and such other conditions as the Committee shall determine, including the achievement of certain specified Company stock price levels. Except as otherwise specified in the grant or agreed to by the Committee, rights under a Performance Award will terminate upon a participant’s termination of employment.

Any conditions in any award may be waived or modified by the Committee at any time prior to termination of employment.

Loans.    The Company may make a loan to a participant (“Loan”), either on the date of or after the grant of any award to the participant. A Loan may be made either in connection with the purchase (whether upon exercise of an option or otherwise) of Common Stock under the award or with the payment of any federal, state or local income tax with respect to income recognized as a result of the award. The Committee will have full authority to decide whether to make a Loan and to determine the amount, terms, and conditions of the Loan, including the interest rate, if any; whether the Loan is to be secured or unsecured or with or without recourse against the borrower; the terms on which the Loan is to be repaid; and the conditions, if any, under which it may be forgiven. However, no Loan may have a term (including extensions) exceeding ten years in duration. Any such loan would be subject to restrictions or prohibitions imposed under federal law.

Supplemental Grants.    In connection with any award, the Committee may at the time such award is made or at a later date, provide for and grant a cash award to the participant (“Supplemental Grant”) not to exceed an amount equal to (1) the amount of any federal, state, and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (2) an additional amount on a grossed-up basis necessary to make the participant whole after tax, discharging all the participant’s income tax liabilities arising from all payments made in connection with awards.

Other Stock-Based Awards.    The Committee may grant other awards under which Common Stock is or may in the future be acquired (“Other Stock-Based Awards”). Such awards may include debt securities convertible into or exchangeable for shares of Common Stock upon such conditions, including attainment of performance goals, as the Committee may determine. The convertible or exchangeable securities may have such terms and conditions as the Committee may determine at the time of grant. However, no convertible or exchangeable debt can be issued unless the Committee has provided (by Company right of repurchase, right to require conversion or exchange, or other means deemed appropriate by the Committee) a means of avoiding any right of the holders of such debt to prevent a Company transaction by reason of covenants in such debt. The Committee may determine the consideration, if any, payable upon the issuance or exercise of an Other Stock-Based Award. The Committee may determine the conditions under which an Other Stock-Based Award will be forfeited or, in the case of an award involving a payment by the recipient, the conditions under which the Company may or must repurchase such award or related Common Stock. At any time the Committee may accelerate, waive or, amend any or all of the limitations or conditions imposed under any Other Stock-Based Award.

Dividends and Deferrals.    Except as specifically provided by the Plan, the receipt of an award will not give a participant rights as a stockholder; the participant will obtain such rights subject to any limitations imposed by the Plan or the instrument evidencing the award, upon the actual receipt of Common Stock, including Restricted Stock. The Committee may permit the immediate payment or the deferral or investment of benefits in an amount equal to cash dividends which would have been paid if shares, subject to an award, had been outstanding at the time of payment of such dividends. It may also permit participants to make elections to defer receipt of benefits under the Equity Incentive Plan.

Adjustments for Stock Dividends, Mergers, etc.    The Committee is required to make appropriate adjustments in connection with outstanding awards and the maximum number of shares that may be delivered under the Plan to reflect stock dividends, stock splits, and similar events. The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions, or any similar corporate transactions or any other event if it is determined by the Committee that adjustments are appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made to the maximum share and cash limits intended to enable Awards to be for the performance-based exception under Section 162(m) of the Code.

Nontransferability of Awards.    No award (other than an award in the form of an outright transfer of cash or unrestricted Stock) may be transferred other than by will or by the laws of descent and distribution, and during an employee’s lifetime, an award requiring exercise may be exercised only by the participant (or in the event of the participant’s incapacity, the person or persons legally appointed to act on the participant’s behalf).

Stock Withholding.    In the case of an award under which Common Stock may be delivered, the Committee may permit the participant or other appropriate person to elect to have the Company hold back from the shares to be delivered or to deliver to the Company, shares of Common Stock.

Past Service as Consideration.    Where a participant purchases Common Stock under an award for a price equal to the par value of the Stock, the Committee may determine that the price has been satisfied by past services rendered by the participant.

Change in Control Provisions.    The Plan provides that in the event of a “Change in Control” (as defined) (a) each outstanding option and appreciation right will immediately become exercisable in full unless otherwise prescribed by the Committee at the time of a grant; (b) restricted stock will immediately become free of all restrictions and conditions as specified by the Committee; and (c) conditions on other awards will be removed as specified by the Committee. In the event of a merger in which the Company is not the surviving corporation or a sale of substantially all assets or the acquisition of substantially all the Company’s stock by another entity or group, all outstanding options will terminate provided that at least 20 days before the effective date of such transaction, the Company makes all outstanding options exercisable immediately prior to the effective date (to the extent the options are not already exercisable pursuant to the change in control provisions). The Committee may also arrange, with respect to an employee who will be employed by a corporation which is the surviving or acquiring corporation, to have the surviving or acquiring corporation assume outstanding options or other awards or grant to the participant a replacement or substitute option or other award on such terms as the Committee determines.

Discontinuance, Cancellation, Amendment, and Termination.    Neither adoption of the Plan nor the grant of awards to a participant will affect the Company’s right to grant to such participant awards that are not subject to the Plan, to issue to such participant Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued to employees, subject to compliance with rules requiring stockholder approval.

The Committee may at any time discontinue granting awards under the Plan. The Board may at any time or times amend the Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of ISOs under the Code or have the award of performance-based compensation under Section 162(m) of the Code, where the compensation is intended by the Committee to so comply, or where stockholder approval is otherwise required by any applicable listing agreement or law.

Effective Date of the Amendment to the 1999 Equity Incentive Plan.    Upon stockholder approval, the effective date of the Amendment will be November [    ], 2002.

Tax Aspects Under the U. S. Internal Revenue Code

Restricted Stock Award to the Company’s President and Chief Executive Officer.    In general, for federal income tax purposes, a transfer of stock to an employee in connection with his employment results in immediate ordinary income subject to withholding unless the stock is subject at time of transfer to a “substantial risk of forfeiture.” If stock transferred to an employee is subject at time of transfer to a substantial risk of forfeiture (“restricted stock”), the employee generally has ordinary income only when the stock vests, i.e., when it becomes free of the substantial risk of forfeiture or becomes transferable by him to a third party free of the substantial risk of forfeiture. The amount of the employee’s ordinary income at that time is the fair market value of the stock when it vests less any amount paid for the stock. Until the stock vests, any dividends or other distributions by the employer corporation with respect to the stock are treated as wages to the employee that will be subject to withholding and taxed at ordinary income rates. Subject to the limitations described below, the employer corporation may claim a deduction for these amounts. The employee’s tax basis in the stock is increased by the amount of ordinary income realized when the stock vests, and his holding period in the stock for purposes of determining the character of any gain or loss on a subsequent sale or exchange of the stock is measured from the date the stock vests.

As an exception to these rules, the employee may elect, not later than 30 days after the initial transfer of the restricted stock to him, to include the value of the stock (determined without regard to the forfeiture restrictions), less any amount paid for the stock, in his income at the time of transfer. If the employee makes this so-called “83(b) election”, no additional income would result when the stock vested, the employee’s tax basis in the stock would be increased by the amount of the ordinary income realized by reason of his 83(b) election, the employee’s capital-gains/loss holding period in the stock would be measured from the date of the initial transfer, and any distributions with respect to the stock would be taxed in the same manner as in the case of other shareholders. The employer corporation would have available a deduction for the amount of ordinary income realized by the employee by reason of the 83(b) election, subject, however, to the limitations described below. If the employee made an 83(b) election and later forfeited the stock, he would not be able to claim a tax loss with respect to the income he had earlier recognized by reason of the election and the Company would have income in the amount of any deduction that was previously allowable to the Company by reason of the election.

Under the Internal Revenue Code’s so-called “golden parachute” tax rules, as construed by proposed regulations, payments in the nature of compensation that are contingent (or deemed to be contingent) on a change in ownership or control of a corporation or a change in ownership of a substantial portion of the corporation’s assets (a “change in control”) for federal income tax purposes are subject to a 20% excise tax and are nondeductible to the employer, in each case to the extent they constitute “excess parachute payments” as defined. The Company’s tax advisors have determined that a substantial portion of the payments owed to the Company’s President and Chief Executive Officer under the Genor Change-In-Control Agreement will, when paid, constitute excess parachute payments as so defined. To the extent any ordinary compensation income resulting from (i) the vesting of an award of Restricted Stock to the Company’s President and Chief Executive Officer, (ii) any 83(b) election made with respect to such an award, or (iii) any pre-vesting distribution with respect to Restricted Stock as to which an 83(b) election had not been made, is deemed made in satisfaction of a payment obligation under the President and Chief Executive Officer’s Change-in-Control Agreement that constitutes an excess parachute payment, such income will be subject to the 20% excise tax, as to which the Company will have a withholding obligation, and will not be deductible to the Company for federal income taxes purposes.

The Company’s ability to deduct compensatory amounts paid to its President and Chief Executive Officer is also limited by Section 162(m) of the Internal Revenue Code, which, in general, limits to $1 million the deduction a public corporation may claim for compensation to its chief executive officer or any of its other four top named executive officers, subject to certain exceptions including an exception for certain performance-based awards. Compensation resulting from a Restricted Stock award to the Company’s President and Chief Executive Officer under the Plan is not expected to qualify for the performance-based compensation exception to the deduction limit. Moreover, the amount of any excess parachute payment reduces the $1 million dollar limit on a dollar for dollar basis. Accordingly, because of the nondeductibility of excess parachute payments and the additional deduction limitation imposed by Section 162(m) of the Internal Revenue Code, it is possible that all or a substantial portion of the income resulting from an award to the President and Chief Executive Officer under the Plan will be nondeductible to the Company.

Incentive Options.    No taxable income results for ordinary income tax purposes upon either the grant or the exercise of an ISO treated as such for federal income tax purposes, although the exercise of an ISO increases the employee’s alternative minimum taxable income and in some circumstances may result in an alternative minimum tax liability. If shares acquired upon exercise of an ISO are held for at least two years from the date of grant of the option and at least one year after the exercise, any gain or loss recognized for income tax purposes upon a later sale or exchange of the shares will be taxed as a long-term capital gain or loss. An employee who disposes of shares acquired upon exercise of an ISO during either the one-year period or the two-year period described in the preceding sentence (a “disqualifying disposition”) will have ordinary income in the year of the disposition equal, in general, to the excess of the fair market value of the shares at the time of exercise over the exercise price. Any additional gain recognized for income tax purposes upon the disposition will be a capital gain or loss, long-term or short-term depending on the employee’s holding period in the shares. If the shares are sold in a disqualifying disposition for less than what they were worth at the time of exercise, the employee’s ordinary income associated with the disqualifying disposition will, with some exceptions, be limited to the excess, if any, of the amount received for the shares over the exercise price. In the event of a disqualifying disposition, the Company will have available a deduction equal to the ordinary income, if any, realized by the employee.

Nonstatutory Options.    No taxable income results upon the grant of a nonstatutory option treated as such for federal income tax purposes. Generally, at exercise, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the stock over the exercise price, and a corresponding deduction is available to the Company. Any gain or loss recognized for income tax purposes upon a later sale or exchange of the shares acquired upon exercise will be taxed as a capital gain or loss, long-term or short-term depending on the optionee’s holding period in the shares. In general, an ISO that is exercised more than three months following termination of employment is taxed as a nonstatutory option. Also, ISOs held by an individual are taxed as nonstatutory options to the extent they first become exercisable in any calendar year for shares having a grant-date value in excess of $100,000.

Payment in Respect of a Change In Control.    The Plan provides for acceleration or payment of awards or waiver of forfeiture restrictions in the event of a Change in Control as defined in the Plan to the extent specified by the Committee in the restricted stock or other award. Such acceleration or payment may be treated in whole or in part as “parachute payment” under the Internal Revenue Code. Acceleration of benefits under other Company stock and benefit plans and severance contracts with employees upon a Change in Control could also be subject to being combined with Plan accelerations for “parachute payment” purposes. Any such “parachute payments” which are determined to be “excess parachute payments” will be non-deductible to the Company, and the recipient will be subject to a 20% excise tax on all or part of such payments.

The foregoing is a summary of the principal current federal income tax consequences of certain transactions under the Plan. It does not describe all federal tax consequences under the Plan, nor does it describe state, local, or foreign tax consequences.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL TO APPROVE THE AMENDMENT TO
THE 1999 EQUITY INCENTIVE PLAN

If the Amendment is approved by the stockholders of the Company, the Company expects to issue up to the number of increased number of shares available under the Plan to Mr. Genor, the Company’s President and Chief Executive Officer, in payment of all of the Company’s obligations to him under the Genor Change-In-Control Agreement. The shares would be issued to him in the form of Class A restricted stock and would be subject to forfeiture provisions to the Company which lapse as specified under the terms of a Restricted Stock Agreement entered into between the Company and Mr. Genor. See “Employment, Severance, and Other Agreements” elsewhere in this Proxy Statement. In the event that the Board of Directors declares a dividend or other distribution to stockholders, Mr. Genor would be eligible to receive any such dividend or distribution (including the contemplated special dividend distribution described above) with respect to any shares of restricted stock that he holds (and other shares that he may hold on the record date for any such dividend, having purchased them in the market or earlier from the Company (see “Security Ownership of Management” elsewhere in this Proxy Statement)). In the event that his shares of restricted stock are subsequently forfeited, any distributions previously received by Mr. Genor will not be forfeited. If all [            ] shares are issued to Mr. Genor in satisfaction of the Company’s obligations under the Genor Change-In-Control Agreement, Mr. Genor would, combined with his existing holdings, own [    ]% of the outstanding shares of Class A Stock and, as a result, would hold [    ]% of the combined voting power of the Common Stock.

NEW PLAN BENEFITS

The following table sets forth the number of shares and the value of such shares (assuming a per share price of $[        ]) that would be issued from the [            ] additional shares proposed by the Amendment to the executive officers of the Company named in the Summary Compensation Table contained elsewhere in this Proxy Statement, the Company’s directors and the Company’s other employees. The increased share may be issued solely to Mr. Genor and the following table assumes that all [            ] of the additional shares would be issued to Mr. Genor. The assumed per share price is the last reported trade price of the Company’s Class A Stock on the OTC Bulletin Board on November [    ], 2002. No determination has been made with respect to the 124,645 shares presently available for issuance under the Plan and such shares are not included in the table.

[         ]  Additional Shares to be Issued Under the 1999 Equity Incentive Plan

Name And Position	Dollar Value ($)		Number of Shares
Andrew C. Genor	[	]	[	]
President and Chief Executive Officer (since May 1, 2001)

Kenneth N. Kermes	0		0
Chairman of the Board of Directors since May 1, 2001; formerly President through April 30, 2001

Philip James	0		0
Former Group Vice President Measuring Systems
(Employment terminated on May 31, 2001)

Edward D. DiLuigi	0		0
Former Vice President, Measuring Systems Americas
(Employment terminated on May 31, 2001)

Christopher J. Garcia	0		0
Former Vice President, Software Product Development and President and Chief Executive, Xygent Inc.
(Resigned January 17, 2002)

Executive Group (5 persons)	[	]	[	]

Non Executive Director Group (7 persons)	0		0

Non Executive Officer	0		0
Employee Group (5 persons)

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under the Company’s 1999 Equity Incentive Plan as of December 31, 2001. The table does not give effect to the proposed increase in the number of shares available under the Plan. See “Director Compensation” below concerning grants of restricted stock to the directors of the Company in April 2002.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	200,360
Equity compensation plans not approved by security holders	0	0	0

Total	0	0	200,360

VOTE REQUIRED FOR APPROVAL OF ITEM 1

Approval of the proposal to adopt the amendment to the 1999 Equity Incentive Plan to increase the aggregate number of shares of Common Stock under the Plan from 360,000 to [            ], subject in each case to adjustment under Section 8.6 of the Plan for stock splits and similar events, and to issue up to the amount of said increase solely to Andrew C. Genor, the Company’s President and Chief Executive Officer, in shares of Class A Stock in the form of “restricted stock” (for federal tax purposes) to satisfy the Company’s obligations under the Genor Change-In-Control Agreement will require the affirmative vote of the majority of votes properly cast on Item 1. The holders of shares of Class A Stock and Class B Stock will vote together as a single class, with respect to the Proposal in Item 1. The Amendment would become effective November [    ], 2002 upon approval by the stockholders. The text of the vote to approve Item 1 is included in Annex B and is hereby incorporated by reference.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors believes that the issue of restricted stock to Mr. Genor in satisfaction of the Company’s obligations to him under the Genor Change-In-Control Agreement (which were approximately $[        ] at October 31, 2002) will eliminate a liability presently on the Company’s balance sheet and will therefore increase the amount of surplus available for dividends under the Delaware General Corporation Law. Accordingly, the Board of Directors believes that the proposed Amendment and issue to Mr. Genor of up to the amount of the resulting increase in shares available under the Plan is in the best interests of the Company and its stockholders. In the event of stockholder approval of the increase in shares available under the Plan and the issue of shares of restricted stock to Mr. Genor in satisfaction of the Company’s obligations to him under the Genor Change-In-Control Agreement, the Board of Directors intends to declare a special dividend distribution to holders of outstanding stock, including the restricted shares to be issued to Mr. Genor, out of as much of the Company’s net surplus as is considered prudent by the Board of Directors. The foregoing intention with respect to the contemplated special dividend distribution is subject to compliance at the time with applicable legal and accounting requirements as determined by the Board of Directors. While no assurance can be given as to when, or whether, such dividend distribution will be made or the amount of such dividend distribution, this is the present intention of the Board.

Accordingly, the Board of Directors unanimously recommends a vote FOR the approval of the Amendment to the 1999 Equity Incentive Plan to increase the number of shares of Class A and Class B stock that may be delivered under the Plan and to issue up to the amount of said increase in shares of Class A Stock in the form of “restricted stock” (for federal income purposes) to the Company’s President and Chief Executive Officer in satisfaction of all obligations owed to him under the Genor Change-In-Control Agreement.

Proxies solicited by management will be voted in accordance with the specifications made on the form of proxy. Where no specification is made, proxies will be voted FOR the approval of the Amendment to the 1999 Equity Incentive Plan and issue of shares to Mr. Genor. Abstentions and broker non-votes will be treated as described under “Required Vote” elsewhere in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

I.    Security Ownership of Certain Beneficial Owners

Set forth below, as of October [    ], 2002, are the persons or groups known to the Company who beneficially own, under the applicable rules and regulations of the Securities and Exchange Commission, more than 5% of any class of the Company’s voting securities.

Name and Address of Beneficial Owner	Title of Class of Common Stock	Amount and Nature Of Beneficial Ownership		Percent of Class	Percent of Combined Voting Power
		Direct	Indirect
Option Opportunities Co.(1)	Class A	152,895	—	5.2	4.4
225 W. Washington Street, 3rd Floor Chicago, IL 60606	Class B	—	—

Ingalls & Snyder LLC(2)	Class A	520,460	—	17.7	15.0
61 Broadway New York, NY 10006	Class B	—	—

Dimensional Fund Advisors Inc.(3)	Class A	212,454	—	7.2	6.1
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	Class B	—	—

Hummingbird Management, LLC	Class A	288,747	—	9.8	8.3
(f/k/a Morningside Value Investors LLC)(4) 153 East 53rd Street New York, NY 10022	Class B	—	—

Paul D. Sonkin, Managing Member of	Class A	290,747	—	9.9	8.4
Hummingbird Management, LLC(4) 153 East 53rd Street New York, NY 10022	Class B	—	—

Gabelli Asset Management Inc.(5)	Class A	473,960	—	16.1	13.7
One Corporate Center Rye, NY 10580-1434	Class B	—	—

Schroder Investment Management(6)	Class A	—	—	—	—
International Ltd. 31 Gresham Street London EC2V 7QA, United Kingdom	Class B	5,666	—	10.7	1.6

Henry D. Sharpe, III(7)	Class A	41,826	—	1.1
471 Carpenter Lane Saunderstown, RI 02874	Class B	10,608	—	20.0	3.1

(1)	Options Opportunities Co., a registered broker, has sole voting and dispositive power and is deemed to have beneficial ownership of the reported shares.
(2)
Ingalls & Snyder LLC (“I&G”), a registered broker, has sole voting and dispositive power over 28,400 of the shares reported and shares dispositive power over 492,060 of the shares reported. I&G is deemed to have beneficial ownership over the aggregate of 520,460 shares reported.

(3)
Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, has voting and dispositive control over and is deemed to have beneficial ownership of the reported shares, all of which shares are held in portfolios of various registered investment companies and trusts, all of which Dimensional Fund Advisors Inc. serves as investment manager or advisor. Dimensional disclaims beneficial ownership of all such shares.

(4)
Hummingbird Management, LLC (f/k/a Morningside Value Investors, LLC) (“Hummingbird”), a Delaware limited liability company, acts as an investment manager to The Hummingbird Value Fund, LP and The Hummingbird Microcap Value Fund, LP, which together hold the aggregate shares reported here. Hummingbird has sole investment discretion and voting authority with respect to the investments owned of record by each of these funds and may be deemed to be the beneficial owner of the shares owned by them. Hummingbird disclaims any beneficial ownership of the shares reported. Paul D. Sonkin is managing member and control person of Hummingbird and as such may be deemed the beneficial owner of the reported shares. Additionally Mr. Sonkin is the record and beneficial owner of 2,000 shares held individually by him and therefore may be deemed to be the beneficial owner of 290,747 shares of Class A Stock. Mr. Sonkin disclaims any beneficial ownership of any shares not individually held by him.

(5)
Gabelli Asset Management, Inc. (“GAMI”), is the parent company of the following companies, which in the aggregate own 473,960 shares of Class A Stock: Gabelli Funds, LLC, a registered investment advisor, which holds 84,000 shares; GAMCO Investors, Inc., a registered investment advisor, which holds 216,100 shares; and Gabelli Securities, Inc., a majority owned subsidiary of GAMI, which holds 173,860 shares. Each company has sole voting and dispositive control over and is deemed to have beneficial ownership of the reported shares.

(6)	Schroder Investment Management International Ltd., an investment advisor, has sole voting and dispositive power and is deemed to have beneficial ownership of the reported shares.
(7)
Various members of the family of Henry D. Sharpe, Jr. (father of Henry D. Sharpe, III) beneficially own an aggregate of 127,137 shares of common stock of the Company comprised of 95,353 shares of Class A Stock and 31,784 shares of Class B Stock of the Company. These holdings amount in the aggregate to 3.2% and 60%, respectively, of each class of stock and represent collectively 12% of the combined voting power of the Class A Stock and Class B Stock. These shares are comprised of (a) 31,827 shares of Class A Stock and 10,608 shares of Class B Stock beneficially owned by Henry Sharpe, III; (b) 31,743 shares of Class A Stock and 10,580 shares of Class B Stock held by the Douglas Boyd Sharpe Trust; (c) 31,755 shares of Class A Stock and 10,584 shares of Class B Stock held by the Sarah Sharpe Trust; (d) 2 shares of Class A Stock and 2 shares of Class B Stock held in the Henry D. Sharpe, Jr. Revocable Trust; (e) 2 shares of Class A Stock and 2 shares of Class B Stock held in the Peggy Sharpe Revocable Trust; and (f) 24 shares of Class A Stock and 8 shares of Class B Stock held by the Sharpe Family Foundation, a charitable foundation, held by Northern Trust Company, for which Mr. Sharpe, Jr. is Trustee and has voting power. The shares held by the various individual family members or, in some cases, within the various family trusts relating to a single family member are owned by the respective individual family members or in trusts as to which each such individual family member has sole voting power and dispositive power.

*	Less than one percent (1%)

II.    Security Ownership of Management

The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company’s Class A Stock and Class B Stock as of October [    ], 2002 by the current seven Directors, the Executive Officers named in the Summary Compensation Table (set forth below in this Proxy Statement for the year ended December 31, 2001), and by all Directors and Executive Officers as a group.

Name and Address of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Combined Voting Power
		Direct	Indirect
Henry D. Sharpe, III(1)	Class A	41,826	—	1.1
	Class B	10,608	—	20.0	3.1

John M. Nelson	Class A	40,800	—	1.1	*
	Class B	—	—

Howard K. Fuguet	Class A	11,000	—	*	*
	Class B	—	—

J. Robert Held	Class A	11,800	—	*	*
	Class B	—	—

Roger E. Levien	Class A	11,200	—	*	*
	Class B	—	—

Richard A. Donnelly	Class A	10,000	—	*	*
	Class B	—	—

Kenneth N. Kermes	Class A	40,000	—	1.1	*
	Class B	—	—

Andrew C. Genor(2)	Class A	113,000	—	3.8	3.3
	Class B	—	—

Edward D. DiLuigi(3)	Class A	287	—	*	*
	Class B	—	—

Philip James(4)	Class A	1,000	—	*	*
	Class A	—	—

Christopher J. Garcia(5)	Class A	365	—	*	*
	Class B	—	—

All Directors and Executive Officers (as a Group 11 persons)	Class A	281,278	—	9.6	11.2
	Class B	10,608	—	20.0	[3.1	]

*	Less than one percent (1%)
(1)	See Note 7 to I. Security Ownership of Certain Beneficial Owners.
(2)	Does not include up to [ ] shares of restricted stock to be issued to Mr. Genor in the event of shareholder approval of Item 1.
(3)	Mr. DiLuigi’s employment with the Company was terminated on May 31, 2001.
(4)	Mr. James’ employment with the Company was terminated on May 31, 2001.
(5)	Mr. Garcia resigned on January 17, 2002.

EXECUTIVE COMPENSATION

The following information on the compensation of the Company’s executive officers and directors for the year ended December 31, 2001, was included in the Company’s April 25, 2002 Proxy Statement for the 2002 Annual Meeting. The information is included in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.

The table below sets forth the annual and long-term compensation during each of the Company’s last three fiscal years of Kenneth N. Kermes, who served on an interim basis as President and Chief Executive Officer from May 1, 2000 through May 1, 2001; Andrew C. Genor, who succeeded Mr. Kermes as the Company’s President and Chief Executive Officer on May 1, 2001; Christopher J. Garcia, who served as Vice President, Software Product Development and President and Chief Executive Officer of Xygent Inc., which was then a controlled subsidiary of the Company, through January 17, 2002, the date of his resignation; and Edward D. DiLuigi and Philip James, the two other highest-paid Executive Officers (as such term is defined under rules promulgated under the Securities Exchange Act of 1934) who would have been included as one of the Company’s most highly compensated Executive Officers other than the Chief Executive Officer but for the fact that they were not serving as Executive Officers of the Company at the end of year 2001. Any compensation reported in one year is not reported as compensation for a subsequent year. In particular, any compensation accrued with respect to one year is not reported a second time in the year that such compensation is paid.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
					Awards		Pay-outs
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)(6)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Kenneth N. Kermes(1)	2001	57,649	—	—	—	—	—	—
Chairman of the Board	2000	81,730	—	—	—	30,000	—	1,153
of Directors	1999	—	—	—	—	—	—	—

Andrew C. Genor(5)(7)(8)	2001	243,000	—	—	—	—	1,200,000	2,050,974
President and Chief	2000	243,000	189,540	—	—	—	—	52,642
Executive Officer	1999	242,307	—	139,111	—	13,000	—	38,122

Philip James(3)(7)(8)(9)	2001	121,380	—	—	—	—	1,560,588	2,299,656
Former Group Vice	2000	265,200	232,713	—	—	—	—	70,709
President, Measuring	1999	264,846	—	—	—	10,000	—	76,956
Systems

Edward D. DiLuigi(6)(7)(8)(9)	2001	100,692	—	—	—	—	1,100,716	1,782,576
Former Vice President,	2000	220,000	171,600	—	—	—	—	44,319
Measuring Systems	1999	219,307	—	—	—	5,000	—	49,476
Americas

Christopher J. Garcia(2)(7)	2001	233,654	—	—	—	—	—	13,784
Former Vice President,	2000	219,089	157,500	—	—	—	—	23,377
Software Product	1999	186,300	25,188	4,880	—	—	—	25,617
Development and President
and Chief Executive,
Xygent Inc.
(a former controlled
subsidiary of the Company).

(1)
Mr. Kermes was elected Chairman of the Board of Directors on May 1, 2001. Previously he had been President and Chief Executive Officer of the Company on an interim basis from May 1, 2000 through May 1, 2001. The amounts in Column (c) reflect salary for the partial year of employment in 2000 and 2001, and the amount in Column (i) reflects the Company contribution to Mr. Kermes’ SARP account for 2000.

(2)
Column (e) for Mr. Garcia for 1999 consists of an amount of $4,880 for reimbursement of moving expenses. Column (i) includes: for 1999 an amount of $13,096 for the value of the year-end Company contribution to the executive’s SARP and Employee Stock Ownership and Profit Participation Plan (“ESOP”) retirement account and for 2000 and 2001 amounts of $13,952 and $13,784, respectively, for the year-end contributions to the executive’s SARP account; and for 1999 and 2000 amounts of $12,521, and $9,425, respectively, credited to the executive’s Supplemental Executive Retirement Plan (“SERP”) account. (See “Retirement Plans”.) As a result of the change-in-control of the Company, Mr. Garcia received a payment of $34,742 under the SERP, which amount is not included in Column (i) because such amount was credited to Mr. Garcia’s account in a prior year. The SERP and ESOP are no longer in effect. Mr. Garcia resigned from the Company on January 17, 2002.

(3)
Column (i) includes for Mr. James: for 1999 an amount of $15,496 for the value of the year-end Company contribution to the executive’s SARP and ESOP retirement account and for 2000 an amount of $16,577 for the year-end contribution to the executive’s SARP account. Column (i) also includes amounts of $24,452 and $17,124 credited to the executive’s SERP account for 1999 and 2000, respectively; the amount referred to in Footnote 8 for those years; and payments in 2001 under Umbrella SERP Plan of $2,299,656, which was paid as the result of the change-in-control of the Company. As a result of the change-in-control of the Company, Mr. James received a payment of $52,962 under the SERP, which amount is not included in Column (i) because such amount was credited to Mr. James’ account for a prior year. Mr. James’ employment with the Company was terminated on May 31, 2001 following the sale to Hexagon.

(4)
For 1999 Messrs. Garcia, James, Genor, and DiLuigi met the cash flow performance criteria objectives (but not the net income criteria) for 1999 under the Amended Profit Incentive Plan (“PIP”) and were entitled to partial bonuses in the amounts of $25,188; $53,703; $43,740 and $39,600, respectively. The Board of Directors determined that such amounts for Messrs. James, Genor, and DiLuigi would be earned and paid when the Company completed a financing transaction that dealt satisfactorily with the Company’s prior default situation with its principal lenders and its indebtedness/liquidity problem. These amounts were earned upon execution of the Acquisition Agreement for the sale of the Metrology Business to Hexagon on November 16, 2000 (which sale was completed on April 27, 2001). The amounts in Column (d) for Messrs. James, Genor, and DiLuigi for 2000 represent cash bonus payments to such executives earned for performance in 2000 under the Company’s PIP and earning of the foregoing 1999 PIP awards. The amounts in Column (d) for Mr. Garcia for 1999 and 2000 represent his cash bonus in respect of performance for those years. The Board of Directors did not approve any PIP payments for performance in 2001.

(5)
Column (e) includes for Mr. Genor: for 1999 amounts of $72,388 for reimbursement of moving expenses and $66,723 for offsetting additional income taxes incurred by the moving expense reimbursement. Column (i) includes: for 1999 an amount of $15,482 for the value of the year-end Company contribution to the executive’s SARP and ESOP retirement account and for 2000 and 2001 amounts of $16,577 and $13,784, respectively, for the year-end contributions to the executives SARP account and the amounts referred to in Footnote 8. During 1999, the Company also loaned Mr. Genor $400,000 at the applicable federal rate in connection with his relocation home purchase, which principal amount and interest was repaid prior to year-end. Column (i) also includes amounts of $13,425 credited to the executive’s SERP account for 2000; a payment in 2001 of $1,937,503 under the Umbrella SERP which was paid as the result of the change-in-control of the Company; and a $95,487 payment triggered by a change-in-control of the Company. As a result of the change-in-control of the Company, Mr. Genor received a payment of $13,760 under the SERP, which amount is not included in Column (i) because such amount was credited to Mr. Genor’s account in a prior year. Mr. Genor became President and Chief Executive Officer of the Company on May 1, 2001. He was the Vice President and Chief Financial Officer since 1998 and has continued to serve as Chief Financial Officer.

(6)
Column (i) includes for Mr. DiLuigi for 1999 an amount of $15,496 for the value of the year-end Company contribution to the executive’s SARP and ESOP retirement account and for 2000 an amount of $16,577 for the year-end contribution to the executive’s SARP account and amounts of $16,542 and $10,304 credited to the executive’s SERP account, respectively, for 1999 and 2000; payment in 2001 under the Umbrella SERP Plan of $1,782,576, which was paid as the result of the change-in-control of the Company; and the amount referred to in Footnote 8. As a result of the change-in-control of the Company, Mr. DiLuigi received a payment of $37,282 under the SERP, which amount is not included in Column (i) because such amount was previously credited to Mr. DiLuigi’s account. Mr. DiLuigi’s employment with the Company was terminated on May 31, 2001 following the sale to Hexagon.

(7)
On February 23, 1996, the Board of Directors approved the Brown & Sharpe Key Employees’ Long-Term Deferred Cash Incentive Plan (“LTDCIP”). No award credits under the LTDCIP were earned by any of the named Executive Officers for 1999, 2000 or 2001. In 2001, Messrs. DiLuigi, Garcia, Genor, and James received payments in the amounts of $45,922; $49,762; $4,246 and $76,443, respectively, based on the award credits which had been accrued in previous years and were paid in connection with the change-in-control of the Company. These payments are not included in Column (i).

(8)
Column (i) includes for 2000 and for 1999 amounts of $37,008; $22,640 and $17,438 for Messrs. James, Genor, and DiLuigi, respectively, for payment of insurance premiums by the Company for split-dollar term life insurance for the benefit of the named Executive Officers who do not have any interest in either the cash surrender value of such policies or refunded premiums in the event of termination of such policy. The insurance policies for Messrs. James and DiLuigi were subsequently cancelled and a refund of $8,703 on the surrender of these policies was issued to the Company. The policy for Mr. Genor was renewed and Column (i) includes for Mr. Genor for 2001 the premium of $4,200 paid for that renewal.

(9)
Column (h) includes payments under Mr. James’ and Mr. DiLuigi’s respective 1999 Change-in-Control Agreements, which payments were triggered as the result of the sale to Hexagon. Column (h) also includes an amount of $1.2 million accrued for Mr. Genor with respect to his Change-in-Control Agreement. See “Employment, Severance, and Other Agreements: Change-in-Control Agreements”.

Stock Option/SAR Grants

Under provisions of the Company’s 1989 Equity Incentive Plan, which Plan terminated on February 24, 1999, with no further awards being able to be made after such date, and the 1999 Equity Incentive Plan, which was approved by the stockholders on April 30, 1999 (together the “EIP”), a variety of stock and stock-based awards, performance cash awards and related benefits, including stock options, both qualified incentive and non-qualified options, and stock appreciation rights (“SARs”), may be awarded to Executive Officers, other key employees of the Company and its subsidiaries, and Directors. No SARs or options were awarded to any person under the EIP in 2001.

Aggregated Option Exercises and Fiscal Year-End Values

The following table summarizes the number of options held, the number of options exercised during 2001 (adjusted for the one-for-five reverse stock split), and the value of unexercised options held by the named Executive Officers (no SARs were ever granted) at fiscal year-end 2001:

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

(a)	(b)	(c)	(d)		(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)
			Exercisable (E)/ Unexercisable (U)		Exercisable (E)/ Unexercisable (U)
			(E)	(U)	(E)	(U)
Kenneth N. Kermes	30,000	$407,250	—	—	—	—
Andrew C. Genor	13,000	$143,975	—	—	—	—
Philip James	10,000	$110,750	—	—	—	—
Edward D. DiLuigi	5,000	$55,375	—	—	—	—
Christopher J. Garcia	—	—	—	—	—	—

Retirement Plans

The retirement plans described below were terminated after payments made (or commenced to be made, where installment payments are called for) following the April 27, 2001 sale of the Company’s Metrology Business to Hexagon.

Senior Executive Supplemental Umbrella Pension Plan.    The Board of Directors of the Company in May of 1998 ratified action taken by the Compensation and Nominating Committee of the Board (the “Committee”) on February 13, 1998, approving the Senior Executive Supplemental Umbrella Pension Plan (the “Umbrella SERP”). The Umbrella SERP was designed to provide key senior executives selected by the Committee with retirement benefits which, together with the annuitized value of their benefits under the Company’s Employee Stock Ownership and Profit Participation Plan (“ESOP”), Savings and Retirement Plan (“SARP”) and Supplemental Executive Retirement Plan (“SERP”), plus Social Security benefits, would deliver an annuity equal to a percentage (determined by the Committee) of the Executive’s final average pay (as defined). The portion of SARP benefits attributable to the Executive’s own savings or deferrals (or matching contributions and credits) were disregarded in this computation. For purposes of determining any offset for ESOP and SARP benefits, the value of the Executive’s accounts in those two plans was assumed to have grown from January 1, 1998 at a rate equal to the Merrill Lynch Government Master Treasury Bond Index (Ten Plus Years) rate as from time to time in effect.

Final average pay under the Umbrella SERP was defined as the aggregate of the following amounts, in each case based on the highest three-year average for such amount determined over the ten-year period preceding the determination date: base salary, annual or special bonuses, employer contributions to SARP, Company matching contributions to the SARP, allocations of contributions under the ESOP, and retirement credits under the SERP. Full benefits were payable upon retirement at or after age 65 with at least five years of service or at or after age 60 with at least ten years of service. Reduced benefits were payable in the event of termination after age 55 with at least five years of service. Benefits were also payable upon a change-in-control, with credit given for any period of severance entitlement under a management change-in-control agreement with the Executive (whether or not the Executive’s employment had been terminated) and without regard as to whether the Executive had five years of service. Initially benefits under the Umbrella SERP were payable as an annuity with survivor benefits to the Executive’s spouse or in any of the following actuarially equivalent forms: a single life annuity, a 50% joint and survivor annuity, three equal annual installments or a single lump sum payment. In February 2000, the Board of Directors approved an amendment to the Plan modifying the payment distribution provisions including distributions with respect to participants whose employment with the Company had terminated prior to the effective amendment date as permitted by the Plan. The amendment eliminated the three annual installment and lump-sum payment options and provided, in addition to retaining the other options, that payment could be made in cash annually over a period of five years or such other period as permitted by the administrator of the Plan. The participating Executive could elect the form of payment subject to certain advance-election requirements specified in the Umbrella SERP. Messrs. James, Genor, and DiLuigi participated in the Umbrella SERP and received retirement benefits at the following percentages of 55%, 50%, and 50%, respectively, of their final average pay (as defined). Neither Mr. Kermes nor Mr. Garcia participated in the Umbrella SERP. Mr. Curtin retired on May 1, 2000 with an accrued vested benefit entitlement under such plan of $3,758,002, which is being paid to him in equal quarterly installments of $187,900, plus interest over a five-year period. As a result of the change-in-control of the Company with the sale of the Metrology Business to Hexagon on April 27, 2001, Messrs. Genor, James, and DiLuigi were paid their vested Umbrella SERP benefits in the amounts referenced in the Summary Compensation Table.

Long-Term Deferred Cash Incentive Plan.    The Umbrella SERP was adopted in 1998 in conjunction with 1998 amendments to the Long-Term Deferred Cash Incentive Plan (“LTDCIP”) and the SERP and the adoption of an Executive Officer Stock Ownership Policy. That Policy required that senior executives of the Company designated by the Committee, and including all participants in the Umbrella SERP, own shares of stock of the Company (including shares deemed to be owned under certain circumstances) having a market value equal, at the date of calculation of accrued credits under the LTDCIP, to three times (for the CEO) and two times (for other executives) the amount of their base salary. Until such levels were achieved, the LTDCIP provided that any amounts annually credited to such executives under the LTDCIP should be notionally invested in shares of stock of the Company as specified in the LTDCIP. Following the change-in-control of the Company on April 27, 2001, the LTDCIP account balances of Messrs. Genor, James, Garcia and DiLuigi were paid in May of 2001 in the amounts referenced in the Summary Compensation Table.

Supplemental Executive Retirement Plan.    The Company maintained a non-qualified Supplemental Executive Retirement Plan (“SERP”) designed to permit certain eligible employees to defer, on an elective basis, up to 50% of salary, as well as automatic deferral of elective contribution amounts that could have been saved under the Company’s Savings and Retirement Plan but which were reduced because of applicable tax limitations. In addition, the SERP provided for Company credits designed to make up for Company contributions that would have been made to the Savings Plan or the ESOP but for such tax limitations. Participant accounts were maintained on the books of the Company on an unfunded basis, although the Plan permitted the establishment of a grantor trust or another funding medium to fund the future payment of benefits, and reflected deferrals and credits including interest earned from market-based investment alternatives available to Participants. Subject to such limitations as the Board of Directors could impose, Participants could elect from several options the manner in which their SERP accounts would be distributed, so long as the election was made prior to the period for which the deferrals or other Company credits were made. However, in the event of death or upon a change-in-control (as defined) of the Company, a Participant’s entire interest under the SERP became immediately due and payable in a lump sum. Messrs. James, Genor, Garcia and DiLuigi but not Mr. Kermes participated in the SERP, and Company contributions made to their SERP accounts in 2000 are referenced in the respective footnotes to the Summary Compensation Table. As a result of the change-in-control of the Company occurring on April 27, 2001, the SERP account balances of Messrs. Genor, Garcia, James, and DiLuigi were paid in 2001 in the amounts referenced in the Summary Compensation Table.

Employment, Severance, and Other Agreements

[DESCRIPTION OF MR. GENOR’S EMPLOYMENT AGREEMENT AND STOCK RESTRICTION AGREEMENT]

The Company entered into Employment Agreements on January 3, 2000 with Messrs. James and DiLuigi, which provided each executive with a two-year term of employment ending December 31, 2002 at their current annual base salaries, which were to be reviewed by the Board of Directors annually. The agreements also provided that upon termination by the Company of their employment without cause, prior to expiration of their terms of employment, the Company will pay them a severance amount of one year’s annual base salary in monthly installments, subject to a one year non-compete covenant. Both Employment Agreements provide that upon the occurrence of a change-in-control of the Company, they are cancelled and terminated and superceded by the Change-in-Control Agreements referred to below.

The Company entered into an Employment Agreement with Christopher Garcia on November 16, 1996, which was amended on February 16, 2000. Under that agreement, Mr. Garcia was entitled to an annual base salary up to $225,000 and standard officer level benefits. He was eligible to participate in the Company’s Amended Profit Incentive Plan and for certain incentive bonuses based on the achievement of specified goals. The agreement also provided that all of his unvested options would vest in the event of a significant change in ownership of the Company. In the event he was terminated by the Company without cause, he was entitled to six months of base salary subject to certain non-competition obligations. Upon an occurrence of a change-in-control of the Company, the severance obligations under Mr. Garcia’s employment agreement were superceded by the Change-in-Control Agreement referenced below. Mr. Garcia resigned from the Company on January 17, 2002.

The Genor Change-in-Control Agreement and prior Change-in-Control Agreements with other Company Executives.    The Genor Change-In-Control Agreement provides for certain payments and benefits to Mr. Genor only upon a termination of his employment by the Company without cause or termination by Mr.

Genor for good reason (as defined), in the event either such termination occurs after a change-in-control in the Company (as defined). Under such agreement, Mr. Genor is entitled to a severance payment of an amount equal to twice the sum of his base salary and specified bonus at the highest levels during the five-year period then preceding a change-in-control or termination, an additional severance payment equal to the annual levels in effect prior to the change-in-control (or termination), of the contributions, credits, and other benefits that Mr. Genor was receiving under the Company’s various retirement and long-term incentive plans and the continuation for a two-year period of the Company’s health and life insurance benefits at the levels in effect immediately prior to the change-in-control or termination. These payments and benefits will be reduced to the extent necessary to preserve their deductibility to the Company for federal income tax purposes and to avoid imposition of any “excess parachute payment” taxes under the Internal Revenue Code. Termination by Mr. Genor for good reason after a change-in-control includes a reduction by the Company in Mr. Genor’s base salary or the Company’s failure to continue the compensation, retirement, and benefit plans at the levels at which Mr. Genor was participating immediately prior to the change-in-control (see information on preceding pages under “Retirement Plans” as to the termination of various retirement and benefit plans in which Mr. Genor was participating prior to the Change-in-Control that occurred upon the Company’s sale of its Metrology Business to Hexagon on April 27, 2001, the assignment of duties inconsistent with his status as a senior executive officer, or other adverse alteration in the nature or status of his responsibilities. [DESCRIPTION OF NOVEMBER [     ] 2002 AMENDMENT TO GENOR CHANGE-IN-CONTROL AGREEMENT TO BE ADDRESSED WHEN THAT AMENDMENT HAS BEEN AGREED]

The Company had similar Change-in-Control (“CIC”) agreements providing for the same level of benefits upon specified terminations of employment upon a change-in-control of the Company for Messrs. James, DiLuigi and Garcia, except that the severance amount in Mr. Garcia’s agreement was equal to one times the sum of his base salary and bonus at the highest level during the five year period then preceding the change-in-control or termination. Following completion of the sale of the Metrology Business to Hexagon on April 27, 2001, the employment of Messrs. James and DiLuigi was terminated and each received payments in May of 2001, the amounts of which are referenced in the Summary Compensation Table above. Mr. Garcia resigned from the Company on January 17, 2002. Mr. Kermes did not have a CIC agreement.

Director Compensation

As retainer compensation for services for the last three quarters of year 2001 and for the year 2002, the Board of Directors voted to issue 10,000 restricted shares of the Company’s Class A Stock to each director, except that the Board of Directors voted in April 2002 to issue Mr. Boss 5,715 restricted shares of Class A Stock because his term in office as a director expired on June 7, 2002. No additional retainer was paid to directors who are Chairpersons of a Committee. Pursuant to a vote of the Board of Directors on April 19, 2002, for services after March 31, 2001, each Director will receive a fee of $750 for each Board meeting attended and $500 for each Committee meeting attended as well as a fee of $375 for each teleconference Board meeting, and $250 for each teleconference Committee meeting, which lasted more than one-half hour in duration. In April 2002, an aggregate of 75,715 restricted shares of Class A Stock was issued to directors as retainer compensation.

The law firm of Ropes & Gray, Boston, Massachusetts, of which Mr. Fuguet is a partner, has provided legal services to the Company since 1957.

OTHER MATTERS

If sufficient votes in favor of Item 1 are not received by the time scheduled for the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting for a period of not more than 30 days to permit further solicitation of proxies relating to Item 1. The persons named as proxies will vote in favor of such adjournment those proxies which authorize them to vote in favor of Item 1. They will vote against any such adjournment those proxies which direct them to vote against Item 1. Any such adjournment will require the affirmative vote of a majority of the votes properly cast on the questions in person or by proxy at the session of the Special Meeting to be adjourned. The costs of any such additional solicitation and of any adjourned session will be borne by the Company.

It is not expected that any matters other than those described in this Proxy Statement will be brought before the Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in such proxy.

STOCKHOLDER PROPOSALS FOR THE YEAR 2003 ANNUAL MEETING

All stockholder proposals intended to be submitted at the Company’s 2003 Annual Meeting must be received by the Secretary of the Company on or before December 31, 2002 in order to be considered for inclusion in the Company’s proxy materials for the year 2003 Annual Meeting.

To the extent that advance notice for additional nominations or proposals by stockholders for presentation at the Year 2002 Annual Meeting is not required under the By-Laws of the Company, the persons named as proxies in the year 2003 form of proxy will be entitled to vote in their discretion on all such matters that are not received by the Company by March 14, 2003.

Important Notice

No matter how small your holdings, if you do not plan to attend the meeting in person, you are respectfully requested to complete, sign, date, and return the accompanying Proxy in the enclosed, post-paid envelope at your earliest convenience.

By Order of the Board of Directors,

Elisa DePina
Secretary

North Kingstown, Rhode Island 02852
November [    ], 2002

ANNEX A

PROPOSED AMENDMENT

AMENDMENT TO THE
BNS CO. (FORMERLY BROWN & SHARPE MANUFACTURING COMPANY)
1999 EQUITY INCENTIVE PLAN

Section 4(a) of the BNS Co. (formerly Brown & Sharpe Manufacturing Company) 1999 Equity Incentive Plan (the “Plan”) is hereby amended to increase the number of shares that may be delivered under the Plan from 360,000 (as previously adjusted for the May 2001 one-for-five reverse stock split) to [            ] shares (subject, in each case, to adjustment pursuant to Section 8.6 of the Plan).

This Amendment shall be effective November [            ], 2002 upon approval of the stockholders of the Company.

A-1

ANNEX B

Form of Stockholder Vote to Amend the 1999 Equity Incentive Plan

That the 1999 Equity Incentive Plan of the Corporation be amended to increase the number of shares that may be delivered under the Plan from 360,000 shares (as previously adjusted for the May 2001 one-for-five reverse stock split) to [            ] shares (subject to adjustment pursuant to Section 8.6 of the Plan) and to issue the amount of said increase in shares of Class A Common Stock in the form of “restricted stock” (for federal income purposes) to Andrew C. Genor, the Company’s President and Chief Executive Officer, in payment of all obligations owed to him under his amended Change-In-Control Agreement with the Company on such terms as the Board of Directors shall approve, with any balance of said increase in shares not issued to Mr. Genor not available for issuance for any other purpose without further stockholders approval, be and it hereby is approved.

B-1

BNS CO.

200 FRENCHTOWN ROAD, SUITE 2
NORTH KINGSTOWN, RI 02852

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